Exhibit 99.2

                                                                   PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE

CONTACT:
John Howell Bullion of Orphan Medical, Inc.
612-513-6900

            ORPHAN MEDICAL COMPLETES $10.1 MILLION PRIVATE PLACEMENT
                            WITH ORBIMED ADVISORS LLC

MINNEAPOLIS -- February 22, 2000 -- ORPHAN MEDICAL, INC. (Nasdaq: ORPH) announced today it has entered into a definitive purchase agreement for the sale of 1.265 million shares of newly issued Common Stock to entities managed or advised by OrbiMed Advisors LLC for $10.1 million. The purchase price was $8.00 per share. The Company has agreed to register the shares under the Securities Act of 1933, as amended.

Proceeds of the investment are intended to fund working capital and the ongoing development of Xyrem(R) (sodium oxybate) oral solution. Xyrem is intended as a treatment for cataplexy, a sudden loss of muscle control, which is a serious symptom of narcolepsy, a chronic neurologic disorder.

OrbiMed Advisors LLC specializes in equity investments in health sciences companies worldwide, with an emphasis on the biotechnology and pharmaceutical sectors.

"We are pleased that OrbiMed Advisors is providing its support to Orphan Medical's business," said John H. Bullion, Chief Executive Officer of Orphan Medical. "This financing should allow us to execute our near term business plan, including the submission of a New Drug Application (NDA) for Xyrem this Fall."

Orphan Medical, Inc. is dedicated to patients with inadequately treated and uncommon diseases. To that end, the Company acquires, develops, and markets products of high medical value for patients within selected strategic therapeutic market segments. Orphan Medical's Internet Web Site address is http://www.orphan.com.

                                       ###

The information in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors could cause actual results to differ materially from the Company's assumptions and expectations. These are set forth in the cautionary statements included in Exhibit 99 to Orphan Medical's most recent Form 10-Q or Form 10-K filed with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.